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STOCK PURCHASE AGREEMENT

AGREEMENT, dated as of October 18, 2006, by and among Phillip Goldstein and each of the persons and entities listed on Schedule A to this Agreement (each a “Seller” and collectively, the “Sellers”), and William C. Morris (the “Purchaser”).

WHEREAS, the Sellers own shares (the “Shares”) of common stock (“Common Stock”) of Seligman Select Municipal Fund, Inc. (the “Fund”), in the names and in the amounts set forth on Schedule A to this Agreement; and

WHEREAS, the Purchaser wishes to purchase Shares from the Sellers, and the Sellers wish to sell their Shares to the Purchaser.

NOW, THEREFORE, in consideration of the premises and agreements herein set forth, and in the spirit of cooperation and good faith, the parties hereby agree as follows:

SECTION 1.	Definitions.

1.1          “Affiliated Person” has the meaning set forth in Section 2(a)(3) of the 1940 Act and shall apply to both present and future Affiliated Persons. Affiliated Persons of a Seller shall also include any investment advisory client of such Seller, and any Affiliated Person of such client. In the case of Mr. Goldstein, Affiliated Person shall include any Person as defined in Section 1.5, of which Mr. Goldstein now serves or hereinafter may serve as principal, officer, director, general partner, limited partner, trustee or other similar capacity. In the case of any Affiliated Person who is a natural Person, Affiliated Person shall include such person’s present or former spouse, children and any other person who shares a residence with such person. Affiliated Persons of the Fund shall also include J. & W. Seligman & Co. Incorporated and its Affiliated Persons and related persons.

1.2	“1940 Act” means the Investment Company Act of 1940, as amended.
1.3	“Voting Securities” has the meaning set forth in Section 2(a)(42) of the 1940 Act.

1.4          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest or preferential arrangement of any kind or nature whatsoever.

1.5          “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

SECTION 2.	Purchase and Sale of Shares

2.1          On the closing date set forth in Section 2.2, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the number of Sellers’ Shares set forth on Schedule A hereto at a price per Share equal to 93% of the net asset value per Share as of the close of business of the New York Stock Exchange on the date two business days prior to the Closing Date, payable in immediately available United States funds. At the closing, (a) each Seller shall deliver to the Purchaser a certificate or certificates representing the Seller’s Shares, together with stock powers duly executed in blank or duly executed instruments of transfer, or via book entry to an account specified by the Purchaser for any Seller’s Shares that may be in book entry form at The Depository Trust Company, or by such other method of transfer as may be mutually agreed to by the Purchaser and the Seller, and (b) the Purchaser

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shall deliver to the respective Sellers by wire transfer of immediately available funds to accounts designated by the respective Sellers pursuant to wire instructions delivered to the Purchaser at least two business days prior to the closing, or by such other method of transfer as may be mutually agreed to by the Purchaser and the Seller.

2.2          The closing shall take place on November 20, 2006 at 10:00 a.m. at the offices of Dechert LLP, 30 Rockefeller Plaza, 23rd Floor, New York, New York, or at such other time and place as the parties hereto may mutually agree in writing.

SECTION 3.       Representations and Warranties of the Sellers. Each Seller represents and warrants to the Purchaser, with respect to such Seller as follows:

3.1          The Seller is the beneficial owner of the Shares set forth opposite the name of the Seller on Schedule A (the “Seller’s Shares”), and either the Seller or Mr. Goldstein has sole voting and dispositive power over the Seller’s Shares. The Seller will sell all of the Seller’s Shares to the Purchaser pursuant to this Agreement.

3.2          There are no Liens against the Seller’s Shares. At the closing, the Seller will deliver to the Purchaser the Seller’s Shares, and the Purchaser will acquire good and valid title to the Seller’s Shares, free and clean of all Liens, other than any Liens than may be imposed or created by the Purchaser.

3.3          There are no undisclosed interests, present or future, in the Seller’s Shares, nor does the Seller know of any assertion of such an interest.

3.4          The Seller is duly authorized to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

3.5          The Seller is not required by any provision of federal, state, or local law to take any further action or to seek any governmental approval prior to the sale by the Seller of the Seller’s Shares.

3.6          There are no provisions of any contract, indenture, or other instrument to which the Seller is a party or to which the Seller’s Shares are subject which would prevent, limit or condition the sale and transfer of the Seller’s Shares to the Purchaser, or the consummation of the transactions contemplated hereby by the Seller.

3.7          The Seller does not have any options, warrants, or other rights to acquire shares of Common Stock of the Fund.

SECTION 4.       Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the other parties as follows:

4.1          The Purchaser is duly authorized to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

4.2          The Purchaser is not required by any provision of federal, state or local law to take any further action or to seek any governmental approval prior to the purchase by the Purchaser of the Shares.

4.3          There are no provisions of any contract, indenture, or other instrument to which the Purchaser is a party which would prevent, limit or condition the purchase of the Sellers’ Shares by the Purchaser or the consummation of the transactions contemplated hereby by the Purchaser.

SECTION 5.      Covenants of the Sellers. Each Seller hereby covenants, with respect to itself, to the Purchaser as follows:

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5.1          From the date of this Agreement, the Seller shall take no action that would encumber or restrict the Seller’s Shares or their sale or transfer.

5.2          From the date of this Agreement, the Seller shall not grant any options or other rights or interests in the Seller’s Shares, or sell or hypothecate the Seller’s Shares to any person other than the Purchaser.

SECTION 6.      Covenants of the Sellers. Each Seller hereby covenants, with respect to itself and its Affiliated Persons, to the Purchaser as follows:

6.1          From the date of this Agreement, such person will not, directly or indirectly, alone or in concert with others, (a) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any Voting Securities of the Fund, including rights or options to acquire such ownership, unless such person shall acquire such Voting Securities pursuant to all of the conditions of Section 6.2 at the time of the acquisition; (b) initiate or encourage, or in any way participate in, any litigation, or seek to initiate or encourage any regulatory action or proceeding, against or on behalf of the Fund or any of its Affiliated Persons; (c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, disregarding clause (iv) of Rule 14a-1(l)(2) and including any solicitation that would otherwise be exempt pursuant to Rule 14a-2(b)), relating to the Fund’s Voting Securities; call, or in any way participate in a call for, any meeting of stockholders of the Fund, or for any action by written consent of stockholders; request, or take any action to obtain or retain any list of holders of any securities of the Fund or otherwise seek to inspect any books or records of the Fund; initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals relating to the Fund; (d) deposit any Voting Securities in a voting trust or subject them to any voting agreement or arrangements; (e) form, join or in any way participate in a group with respect to any Voting Securities (or any securities the ownership of which would make the owner thereof a beneficial owner of Voting Securities); (f) otherwise act to control or influence the Fund or the management, board of directors, policies or affairs of the Fund including, without limitation, (i) soliciting or proposing to effect or negotiate any amendment to the bylaws of the Fund, or any form of business combination, restructuring, recapitalization, open-ending, liquidation, repurchase of shares or other extraordinary transaction involving the Fund, its securities or assets or (ii) proposing any candidates for election to the board of directors or otherwise seeking board representation or the removal of any directors or a change in the composition or size of the board of directors of the Fund; (g) take any action or disclose any intent, purpose, plan or proposal with respect to this Agreement or the Fund, its Affiliated Persons or the management, policies or affairs or securities or assets of the Fund or its Affiliated Persons that is inconsistent with this Agreement, including any action, intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require the Fund or any of its Affiliated Persons to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; or (h) assist, advise, encourage or have discussions with any person with respect to, or seek to do, any of the foregoing.

6.2          Section 6.1 notwithstanding, any such person may acquire Voting Securities of the Fund if such person immediately notifies the Fund in writing of the acquisition of such Voting Securities, specifying the name in which such Voting Securities are owned, and such person delivers to the Fund a written undertaking to vote such Voting Securities in all instances in accordance with the recommendations of the Board of Directors of the Fund.

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6.3          Each Seller will use best efforts to cause its Affiliated Persons to observe each provision of this Agreement as if such Affiliated Person were a party to this Agreement.

6.4          Each Seller agrees that the Purchaser, without prejudice to any rights to judicial relief the Purchaser may otherwise have, shall be entitled to seek equitable relief, including injunctive relief, in the event of any breach of the provisions of this Agreement. Each Seller agrees that (i) neither he/it nor, subject to Section 6.3, any of his/its Affiliated Persons will oppose the granting of such relief on the basis that the Purchaser has an adequate remedy at law and (ii) each Seller, jointly and severally, will pay any reasonable fees that the Purchaser may incur in enforcing this Agreement.

6.5          Each Seller agrees that no failure or delay by the Purchaser in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

SECTION 7.	Conditions to Closing

7.1          The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject to each of the following conditions, any one or more of which may be waived in writing by the Purchaser in whole or in part: (a) each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date); (b) the Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the respective Sellers at or prior to the Closing Date; (c) the Sellers shall have delivered to the Purchaser certificates, in genuine and unaltered form, representing all of the Sellers’ Shares duly endorsed in blank, for transfer to the Purchaser, or arranged to take such steps, as may be necessary to transfer to the Purchaser any of Sellers’ Shares in electronic book entry form; and (d) the Sellers shall have delivered to the Purchaser such other agreements, documents and instruments reasonably requested by the Purchaser to effectuate the transactions contemplated hereby.

7.2          The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to each of the following conditions, any one or more of which may be waived in writing by the respective Sellers in whole or in part: (a) each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date); (b) the Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date; and (c) the Purchaser shall have delivered to the Sellers such other agreements, documents and instruments reasonably requested by the respective Sellers to effectuate the transactions contemplated hereby.

SECTION 8.	Miscellaneous.

8.1          All representations and warranties of the Sellers and the Purchaser, and all covenants of the Sellers, shall survive the Closing Date, and shall bind the respective parties and their heirs and assigns as to any breach thereof not disclosed in writing or known to the parties prior to the Closing Date.

8.2          The parties hereto agree that the Fund is a third party beneficiary of the covenants of the Sellers in this Agreement, and is entitled to all rights, benefits and remedies of the Purchaser under this Agreement in respect thereof.

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8.3          This Agreement shall be construed in accordance with and governed by the laws of the State of New York (without regard to the principles of conflict of laws thereof).

8.4          This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

8.5          This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7          If any provision contained in this Agreement or the application thereof to any party or any Affiliated Person of any Seller, or any other person or circumstance, shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, the parties hereto shall negotiate in good faith to agree upon a suitable and equitable provision to effect the original intent of the parties.

8.8          The parties hereto agree that, except to the extent otherwise required by law or order of a court of competent jurisdiction, such party (and in the case of a Seller, its Affiliated Persons), will not communicate, directly or indirectly, in any way with anyone, other than counsel to such party who agrees to be bound by the terms of this Section 8.8, as to any litigation, or the negotiations or circumstances leading to the execution of this Agreement, or as to the terms of this Agreement or the parties to this Agreement, except to the extent of referring to this obligation of confidentiality in response to unsolicited communications relating thereto.

8.9          Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

8.10	This Agreement shall terminate 25 years from the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Phillip Goldstein

OPPORTUNITY PARTNERS L.P.

By: Kimball & Winthrop, Inc., its general partner

By

Phillip Goldstein, President

CALAPASAS INVESTMENT PARTNERSHIP L.P.

By

Phillip Goldstein, pursuant to a Power of Attorney

OPPORTUNITY INCOME PLUS L.P.

By: SPAR Advisors LLC, its general partner

By

Phillip Goldstein, Managing Member

MERCURY PARTNERS L.P.

By

Phillip Goldstein, pursuant to a Power of Attorney

STEADY GAIN PARTNERS L.P.

By

Phillip Goldstein, pursuant to a Power of Attorney

FULL VALUE PARTNERS L.P.

By: Full Value Advisors LLC, its general partner

By

Phillip Goldstein, Managing Member

HOFFINGER FAMILY PARTNERSHIP

By

Phillip Goldstein, pursuant to a Power of Attorney

C.P.C. INC.

By

Phillip Goldstein, pursuant to a Power of Attorney

____________________________

William C. Morris

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Schedule A

Name	___Number of Shares__
Opportunity Partners L.P.	55,100
Calapasas Investment Partnership L.P.	15,630
Opportunity Income Plus L.P.	10,000
Mercury Partners L.P.	15,000
Steady Gain Partners L.P.	12,100
Full Value Partners L.P.	48,100
Hoffinger Family Partnership	3,200
C.P.C. Inc	15,000
Philip Goldstein and Judy Goldstein	5,000